Exhibit 10.3
PERFORMANCE GUARANTY
This PERFORMANCE GUARANTY (as amended, supplemented or otherwise modified from time to time, this “Performance Guaranty”), dated as of August 28, 2013, is made by CELANESE US HOLDINGS LLC, a Delaware limited liability company (the “Performance Guarantor”), in favor of The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrator (together with its successors and permitted assigns in such capacity, the “Administrator”), for the benefit of itself, the Purchasers, the Purchaser Agents and their respective successors and permitted assigns under the Receivables Purchase Agreement (as defined below). Capitalized terms used, but not otherwise defined herein shall have the respective meanings assigned thereto in the Receivables Purchase Agreement referred to below or, if not defined therein, the respective meanings assigned thereto in the Sale Agreement (as defined below).
PRELIMINARY STATEMENTS:
(1)    Concurrently herewith, CE Receivables LLC, a Delaware limited liability company (the “SPV”), as buyer, Celanese Acetate LLC, a Delaware limited liability company (“Celanese Acetate”), Celanese Ltd., a Texas limited partnership (“Celanese Ltd.”) and Ticona Polymers, Inc., a Delaware corporation (“Ticona”), as originators, and Celanese International Corp., a Delaware corporation (“Celanese International”), as servicer, are entering into that certain Purchase and Sale Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”), pursuant to which Celanese Acetate, Celanese Ltd. and Ticona are selling (and, in the case of Celanese Acetate, contributing to), and will from time to time hereafter sell to (and may, in the case of Celanese Acetate, from time to time hereafter contribute to) the SPV, Receivables and Related Rights. Celanese Acetate (in its capacity as an Originator), Celanese Ltd. (in its capacity as an Originator), Ticona (in its capacity as an Originator), Celanese International (in its capacity as initial Servicer) and any other of the Performance Guarantor’s Subsidiaries that may, from time to time, become a party to the Sale Agreement as an Originator or Servicer, as applicable, pursuant to the terms thereof (in its capacity as an Originator or Servicer, as applicable) and their respective successors and permitted assigns that are also Subsidiaries of the Performance Guarantor are referred to herein collectively as the “Covered Subsidiaries” and each, individually, a “Covered Subsidiary”.
(2)    Concurrently herewith, the SPV, as Seller, Celanese International, as initial Servicer, the various Purchasers and Purchaser Agents from time to time party thereto, and the Administrator are entering into that certain Receivables Purchase Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), pursuant to which (i) the Purchasers will from time to time make purchases of, and reinvestments in, Receivables and Related Security, (ii) the LC Banks will from time to time issue Letters of Credit at the request of the SPV, (iii) the SPV will grant a security interest in the Pool Receivables and Related Security to the Administrator for the benefit of itself, the Purchasers, the Purchaser Agents and their respective successors and permitted assigns, (iv) the SPV will assign to the Administrator (for the benefit of itself, the Purchaser Agents and the Purchasers) all of the SPV’s rights, interests and claims under the Sale Agreement, and (v) Celanese International, as Servicer, will service the Pool Receivables.
(3)    As of the date hereof, the Performance Guarantor is the direct or indirect owner of 100% of the outstanding shares, membership interests and other equity interests of Celanese International, Celanese Acetate, Celanese Ltd., Ticona and the SPV.
(4)    The Performance Guarantor’s execution and delivery of this Performance Guaranty are conditions precedent to the effectiveness of the Receivables Purchase Agreement and the Sale Agreement.

(5)    The Performance Guarantor has determined that its execution and delivery of this Performance Guaranty is in its best interests because, inter alia, the Performance Guarantor (individually) and the Performance Guarantor and its Affiliates (collectively) will derive substantial direct and indirect benefit from (i) the Covered Subsidiaries’ sales (and, in the case of Celanese Acetate, contributions) to the SPV from time to time under the Sale Agreement, (ii) Celanese International’s servicing of the Pool Receivables under the Receivables Purchase Agreement and (iii) the financial accommodations made by the Purchasers to the SPV from time to time under the Receivables Purchase Agreement.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Performance Guarantor hereby agrees as follows:
SECTION 1.Unconditional Undertaking; Enforcement. The Performance Guarantor hereby unconditionally and irrevocably undertakes and assures for the benefit of the Administrator (including, without limitation, as assignee of the SPV’s rights, interests and claims under the Sale Agreement), the Purchasers and the Purchaser Agents the due and punctual performance and observance by each Covered Subsidiary of the terms, covenants, indemnities, conditions, agreements, undertakings and obligations on the part of such Covered Subsidiary to be performed or observed by it under the Sale Agreement, the Receivables Purchase Agreement (in the case of Celanese International) and each of the other Transaction Documents to which such Covered Subsidiary is a party, including, without limitation, any agreement or obligation of such Covered Subsidiary to pay any indemnity or make any payment in respect of any applicable dilution adjustment or repurchase obligation under any such Transaction Document, in each case on and subject to the conditions set forth in the applicable Transaction Documents as the same shall be amended or otherwise modified and in effect from time to time (all such terms, covenants, indemnities, conditions, agreements, undertakings and obligations on the part of the Covered Subsidiaries to be paid, performed or observed by them being collectively called the “Guaranteed Obligations”). Without limiting the generality of the foregoing, the Performance Guarantor agrees that if any Covered Subsidiary shall fail in any manner whatsoever to perform or observe any of its Guaranteed Obligations when the same shall be required to be performed or observed under any applicable Transaction Document, then the Performance Guarantor will itself duly and punctually perform or observe or cause to be performed or observed such Guaranteed Obligations. It shall not be a condition to the accrual of the obligation of the Performance Guarantor hereunder to perform or to observe any Guaranteed Obligation that the Administrator, any Purchaser, any Purchaser Agent, the SPV or any other Person shall have first made any request of or demand upon or given any notice to the Performance Guarantor, any Covered Subsidiary, the SPV or any of their respective successors and permitted assigns or have initiated any action or proceeding against the Performance Guarantor, any Covered Subsidiary, the SPV or any of their respective successors and permitted assigns in respect thereof. The Administrator (on behalf of itself, the Purchasers, the Purchaser Agents and their respective successors and permitted assigns) may proceed to enforce the obligations of the Performance Guarantor under this Performance Guaranty without first pursuing or exhausting any right or remedy which the Administrator, any Purchaser Agent or any Purchaser may have against any Covered Subsidiary, the SPV, any other Person, the Pool Receivables or any other property. The Performance Guarantor agrees that its obligations under this Performance Guaranty shall be irrevocable. For the sake of clarity, it is expressly acknowledged that this Performance Guaranty is not a guarantee of the payment of any Pool Receivables and there shall be no recourse to the Performance Guarantor for any non-payment or delay in payment of any Pool Receivables solely by reason of the bankruptcy, insolvency or lack of creditworthiness of the related Obligor or the uncollectability of any such Pool Receivables or for any Guaranteed Obligations the payment of which could otherwise constitute recourse to the Performance Guarantor or any Covered Subsidiary for uncollectible Pool Receivables.
SECTION 2.    Validity of Obligations.
(a)    The Performance Guarantor agrees that its obligations under this Performance Guaranty shall be absolute and unconditional, irrespective of (i) the validity, enforceability, avoidance, subordination, discharge, or disaffirmance by any Person (including a trustee in bankruptcy) of the Guaranteed Obligations, (ii) the absence of any attempt by the Administrator, any Purchaser Agent, any Purchaser or the SPV to collect any Receivables, or to obtain performance or observance of the Guaranteed Obligations from any Covered Subsidiary or any other Person, (iii) the waiver, consent, amendment, modification, extension, forbearance or granting of any indulgence by the Administrator, any Purchaser Agent, any Purchaser or the SPV with respect to any provision of any agreement or instrument evidencing the Guaranteed Obligations, (iv) any change of the time, manner or place of performance of, or in any other term or provision of any of the Guaranteed Obligations, including, without limitation, any amendment to or modification of any of the Transaction Documents, (v) any law, rule, regulation or order of any jurisdiction affecting any term of any of the Guaranteed Obligations, or rights of the Administrator, any Purchaser Agent, any Purchaser or the SPV with respect thereto, (vi) the failure by the Administrator, any Purchaser Agent, any Purchaser or the SPV to take any steps to perfect and maintain perfected its interest in any Receivable or other property or in any security or collateral related to the Guaranteed Obligations, (vii) any failure to obtain any authorization or approval from or other action by or to notify or file with, any governmental authority or regulatory body required in connection with the performance of the obligations hereunder by the Performance Guarantor, (viii) any impossibility or impracticability of performance, illegality, force majeure, any act of government, or other circumstances which might constitute a defense available to, or a discharge of any Covered Subsidiary, the SPV or the Performance Guarantor, or any other circumstance, event or happening whatsoever whether foreseen or unforeseen and whether similar to or dissimilar to anything referred to above, (ix) any manner of application of collateral or any other assets of any Covered Subsidiary or the SPV, or proceeds thereof, to satisfy all or any of the Guaranteed Obligations or as otherwise permitted under the Transaction Documents, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or as otherwise permitted under the Transaction Documents, and (x) any change, restructuring or termination of the corporate structure or existence of any Covered Subsidiary, the SPV, the Performance Guarantor or any other Person or the equity ownership, existence, control, merger, consolidation or sale, lease or transfer of any of the assets of any such Person, or any bankruptcy, insolvency, winding up, dissolution, liquidation, receivership, assignment for the benefit of creditors, arrangement, composition, readjustment or reorganization of, or similar proceedings affecting, any Covered Subsidiary, the SPV or any of their assets or obligations. The Performance Guarantor waives all set-offs and counterclaims and all presentments, demands of performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Performance Guaranty. The Performance Guarantor’s obligations under this Performance Guaranty shall not be limited if the Administrator, any Purchaser Agent or any Purchaser is precluded for any reason (including, without limitation, the application of the automatic stay under Section 362 of the Bankruptcy Code) from enforcing or exercising any right or remedy with respect to the Guaranteed Obligations, and the Performance Guarantor shall perform or observe, upon demand, the Guaranteed Obligations that could otherwise have been due and performable or observable by any Covered Subsidiary had such right and remedies been permitted to be exercised.
(b)    Should any money due or owing under this Performance Guaranty not be recoverable from the Performance Guarantor due to any of the matters specified above in Section 2(a), then, in any such case, such money shall nevertheless be recoverable from the Performance Guarantor as though the Performance Guarantor were principal debtor in respect thereof and not merely a guarantor and shall be paid by the Performance Guarantor forthwith.
SECTION 3.    Reinstatement, etc. The Performance Guarantor further agrees that, to the extent that any Person makes a payment or payments to the Administrator, any Purchaser Agent or any Purchaser in respect of any Guaranteed Obligation, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to such Person or to the estate, trustee, or receiver of such Person or to any other party, including, without limitation, the Performance Guarantor, under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Guaranteed Obligations or any part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.
SECTION 4.    Waiver. The Performance Guarantor hereby waives promptness, diligence, notice of acceptance, notice of default by the Covered Subsidiaries or by the SPV, notice of the incurrence of any Guaranteed Obligation and any other notice with respect to any of the Guaranteed Obligations and this Performance Guaranty, and any other document related thereto or to any of the Transaction Documents and any requirement that the Administrator, any Purchaser Agent, any Purchaser or the SPV exhaust any right or take any action against any Covered Subsidiary, the SPV, any other Person or any property. The Performance Guarantor warrants to the Administrator (for the benefit of itself, the Purchasers and the Purchaser Agents) that it has adequate means to obtain from the Covered Subsidiaries and the SPV on a continuing basis, all information concerning the financial condition of such entities, and that it is not relying on the Administrator, any Purchaser Agent or any Purchaser to provide such information either now or in the future.
SECTION 5.    Subrogation. The Performance Guarantor hereby waives all rights of subrogation (whether contractual or otherwise) to the claims, if any, of the Administrator, any Purchaser Agent or any Purchaser against the Covered Subsidiaries and the SPV and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Covered Subsidiaries or the SPV which may otherwise have arisen in connection with this Performance Guaranty until one year and one day have elapsed since the payment and performance in full of the last, outstanding, non-contingent Guaranteed Obligation.
SECTION 6.    Representations and Warranties. The Performance Guarantor represents and warrants to the Administrator, each Purchaser Agent and each Purchaser on the date hereof that:
(a)    Existence and Power. The Performance Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the corporate power and authority to transact the business in which it is engaged and proposes to engage and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.
(b)    Corporate and Governmental Authorization, Contravention. The execution, delivery and performance by the Performance Guarantor of this Performance Guaranty (i) are within the Performance Guarantor’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no authorization, consent, license or exemption from, or filing or registration with, any governmental body, agency or official, except (A) such approvals which have been obtained prior to the Closing Date and remain in full force and effect and (B) such approvals, the absence of which could not to be expected have a Material Adverse Effect, (iv) do not contravene, or constitute a default under, (A) any provision of applicable law or any judgment, injunction, order or decree binding upon the Performance Guarantor, (B) any provision of the organizational documents of the Performance Guarantor, (C) any covenant, indenture or material agreement of or affecting the Performance Guarantor or any of its property, in each case, where such contravention or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (v) do not result in the creation or imposition of any lien prohibited by the Transaction Documents on any property of the Performance Guarantor or any of its Subsidiaries.
(c)    Binding Effect of Agreement. This Performance Guaranty constitutes the legal, valid and binding obligation of the Performance Guarantor enforceable against the Performance Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.
(d)    Accuracy of Information. All information (including, without limitation, any financial statements) furnished by or on behalf of the Performance Guarantor in writing to the Administrator, any Purchaser Agent or any Purchaser for purposes of or in connection with this Performance Guaranty, the Receivables Purchase Agreement or any other Transaction Document is true and accurate in all material respects on the date such information is stated or certified.
(e)    Actions, Suits. There is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Performance Guarantor, threatened in writing against the Performance Guarantor that (i) purports to adversely affect the legality, validity or enforceability of this Performance Guaranty or (ii) would reasonably be expected to have a Material Adverse Effect.
(f)    No Material Adverse Effect. Since December 31, 2012, there has been no Material Adverse Effect.

(g)    Investment Company Act. The Performance Guarantor is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
(h)    No Sanctions. The Performance Guarantor is not a Sanctioned Person. To the Performance Guarantor’s knowledge, no Obligor was a Sanctioned Person at the time of origination of any Pool Receivable owing by such Obligor. The Performance Guarantor and its Affiliates:   (i) have less than 15% of their assets in Sanctioned Countries; and (ii) derive less than 15% of their operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. Neither the Performance Guarantor nor any of its Subsidiaries engages in activities related to Sanctioned Countries except for such activities as are (A) specifically or generally licensed by OFAC, or (B) otherwise in compliance with OFAC’s sanctions regulations.
(i)    Financial Condition. The audited consolidated balance sheet of Celanese Corporation (the “Parent”) and its Subsidiaries as of December 31, 2012, the related audited consolidated statement of operations for the fiscal quarter then ended and the related audited consolidated statement of equity for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, copies of which have been furnished to the Administrator and each Purchaser Agent, present fairly in all material respects the consolidated financial position of the Parent and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied except as noted therein.
(j)    Tax Status. The Performance Guarantor has (i) timely filed all material tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, which are shown to be due and payable by it in such returns, other than taxes, assessments and other governmental charges being contested in good faith, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Adequate provisions in accordance with GAAP for taxes on the books of the Performance Guarantor have been made for all open years and for the current fiscal period.
(k)    ERISA.
(i)    Each of the Parent, the Performance Guarantor and the Parent Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred during the past five years other than a Reportable Event that would not reasonably be expected to have a Material Adverse Effect. The excess of the present value of all benefit liabilities under each Plan of the Parent and the Parent Subsidiaries and the ERISA Affiliates (based on the assumptions used to determine required minimum contributions under Section 412 of the Code with respect to such Plan), over the value of the assets of such Plan, determined as of the most recent annual valuation date applicable thereto for which a valuation has been completed, would not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used to determine required minimum contributions under Section 412 of the Code with respect to each such Plan) over the value of the assets of all such under funded Plans, determined as of the most recent annual valuation dates applicable thereto for which valuations have been completed, would not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, individually or when taken together with all other such ERISA Events which have occurred or for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. None of the Parent, the Performance Guarantor, the Parent Subsidiaries or the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has had or would reasonably be expected to have, through increases in the contributions required to be made to such Plan or otherwise, a Material Adverse Effect.

(ii)    Each of the Parent, the Performance Guarantor and the Parent Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.
(l)    Ownership of Covered Entities. The Performance Guarantor is the direct or indirect owner of 100% of the outstanding shares, membership interests and other equity interests of each Covered Subsidiary.
SECTION 7.    Certain Covenants.
(a)    Conduct of Business. The Performance Guarantor will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business in each jurisdiction in which its business is conducted, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this paragraph (a) shall prevent any transaction not otherwise prohibited by this Performance Guaranty or any other Transaction Document.
(b)    Expenses. The Performance Guarantor will upon demand pay to the Administrator the amount of any and all reasonable out-of-pocket expenses, including reasonable attorneys’ fees and expenses, which it may incur in connection with the exercise or enforcement of any of its rights or interests under this Performance Guaranty.
SECTION 8.    Amendments, Etc. No amendment or waiver of any provision of this Performance Guaranty, and no consent to any departure by the Performance Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrator, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 9.    Addresses for Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or electronic mail communication) and shall be delivered or sent by facsimile, electronic mail or by overnight mail, to the intended party at the mailing address or electronic mail or facsimile number of such party (a) if to the Administrator, to its address specified for notices in the Receivables Purchase Agreement and (b) if to the Performance Guarantor, to its address set forth below, or in either case, to such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto.

Celanese US Holdings LLC
222 W. Las Colinas Blvd., Ste. 900N
Irving, TX 75039
Attention: Christopher W. Jensen
Facsimile: 972-443-8405
Email: chris.jensen@celanese.com

with a copy to:

James R. Peacock III
Telephone: 972-443-4000
Email: james.peacock@celanese.com

All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means.
SECTION 10.    No Waiver; Remedies. No failure on the part of the Administrator, any Purchaser Agent, any Purchaser or the SPV to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.
SECTION 11.    Continuing Agreement. This Performance Guaranty is a continuing agreement and shall (i) remain in full force and effect until the later of (x) the payment and performance in full of the Guaranteed Obligations (other than contingent indemnification obligations) and all other amounts payable under this Performance Guaranty and (y) one year and a day after the Final Payout Date (as defined in the Receivables Purchase Agreement), (ii) be binding upon the Performance Guarantor, its successors and permitted assigns, and (iii) inure to the benefit of, and be enforceable by, the Administrator, the Purchaser Agents, the Purchasers and their respective successors and permitted assigns. Without limiting the generality of the foregoing clause (iii) upon any assignment by a Purchaser or Purchaser Agent permitted pursuant to the Receivables Purchase Agreement, the applicable assignee shall thereupon become vested with all the benefits in respect thereof granted to the Purchasers and Purchaser Agents herein or otherwise. Each of the parties hereto hereby agrees that each of the Purchasers, the Purchaser Agents, the Indemnified Parties and the Affected Persons shall be a third-party beneficiary of this Performance Guaranty. The Performance Guarantor shall not assign, delegate or otherwise transfer any of its obligations or duties under this Performance Guaranty without the prior written consent of the Administrator in its sole discretion.
SECTION 12.    GOVERNING LAW. THIS PERFORMANCE GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
SECTION 13.    SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS PERFORMANCE GUARANTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS PERFORMANCE GUARANTY, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS PERFORMANCE GUARANTY OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

SECTION 14.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS PERFORMANCE GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS PERFORMANCE GUARANTY OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS PERFORMANCE GUARANTY.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Performance Guarantor has caused this Performance Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

CELANESE US HOLDINGS LLC

By:	/s/ Christopher W. Jensen
Name: Christopher W. Jensen
Title: President

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Accepted as of the
date hereof:
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Administrator
By: /s/ Eric Williams
Name: Eric Williams
Title: Managing Director

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